EXHIBIT 99.1

Bank of the Ozarks, Inc. Announces Record Fourth Quarter and Full Year 2004 Earnings

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 12, 2005--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced record earnings for the fourth quarter and year ended December 31, 2004. Net income for 2004 totaled $25,883,000, a 28.1% increase over net income of $20,201,000 for 2003. Diluted earnings per share were $1.56 for 2004 compared to $1.24 for 2003, an increase of 25.8%.
     For the quarter ended December 31, 2004, net income totaled $7,011,000, a 24.9% increase over net income of $5,612,000 for the fourth quarter of 2003. Diluted earnings per share for the fourth quarter of 2004 were $0.42, compared to $0.34 for the same period in 2003, an increase of 23.5%.
     The Company's returns on average assets and average stockholders' equity for 2004 were 1.67% and 23.87%, respectively, compared with 1.69% and 23.63%, respectively, for 2003. Annualized returns on average assets and average stockholders' equity for the fourth quarter of 2004 were 1.66% and 23.58%, respectively, compared with 1.65% and 23.47%, respectively, for the fourth quarter of 2003.
     Loans and leases were $1.135 billion at December 31, 2004 compared to $909 million at December 31, 2003, an increase of 24.8%. Deposits were $1.380 billion at December 31, 2004 compared to $1.062 billion at December 31, 2003, an increase of 29.9%. Total assets were $1.727 billion at December 31, 2004, a 24.5% increase from $1.387 billion at December 31, 2003.
     Stockholders' equity was $121.4 million at December 31, 2004 compared to $98.5 million at December 31, 2003, resulting in book value per share increasing 21.3%, from $6.07 to $7.36. The Company's ratio of common equity to assets was 7.03% as of December 31, 2004 compared to 7.10% as of December 31, 2003, and its ratio of tangible common equity to tangible assets was 6.67% as of both December 31, 2004 and December 31, 2003.
     In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "Our growth and de novo branching strategy continued to produce outstanding results in the fourth quarter. Strong growth in loans, leases and deposits, combined with an excellent efficiency ratio and favorable asset quality, produced our 16th consecutive quarter of record net income and earnings per share. In the fourth quarter loans and leases grew $60.8 million and deposits grew $117.5 million resulting in annualized growth rates of 22.5% and 37.0%, respectively. This was our third best quarterly increase in loans and leases and our largest ever quarterly increase in deposits. We have now reported record net income in 30 of the last 32 quarters. Our management team continued to do an excellent job executing our growth strategy, giving us a great finish to 2004. We are excited about the opportunities ahead."

     NET INTEREST INCOME

     Net interest income for 2004 increased 24.3% to $60,623,000 compared to $48,768,000 for 2003. Net interest margin, on a fully taxable equivalent basis, was 4.43% in 2004 compared to 4.52% in 2003. Net interest income for the fourth quarter 2004 increased 19.3% to $16,075,000 compared to $13,469,000 for the fourth quarter of 2003. The Company has now achieved 15 consecutive quarters of record net interest income. The Company's net interest margin, on a fully taxable basis, was 4.34% for the fourth quarter of 2004, compared to 4.45% for the fourth quarter of 2003.
     On October 1, 2004 the Company purchased an additional $18 million of bank owned life insurance. Increases in cash surrender value from these policies are recognized as non-interest income. Since the funds used to acquire these policies were shifted from purchasing interest earning assets to purchasing these non-interest income producing assets, these purchases tended to reduce the Company's net interest margin in the fourth quarter.
     During the quarter just ended, the Company increased variable rate loans from 35% of its total loans at September 30, 2004 to 41% of total loans at December 31, 2004. This shift should have the effect of reducing the Company's interest rate risk going forward. However, since the Company typically charges lower interest rates on variable rate loans than fixed rate loans, this shift also contributed to a reduction in the Company's net interest margin.

     NON-INTEREST INCOME

     Non-interest income for 2004 was $18,225,000 compared with $17,391,000 for 2003, a 4.8% increase. Non-interest income for the fourth quarter of 2004 was $4,397,000 compared to $4,128,000 for the fourth quarter of 2003, a 6.5% increase.
     During 2004 the Company achieved record levels of income from service charges on deposit accounts and benefited from $774,000 of securities gains compared to $144,000 of securities gains in 2003. The 2004 securities gains helped offset an $852,000 write off of deferred debt issuance costs incurred in connection with the early retirement of certain trust preferred securities in June 2004. Mortgage lending income declined in 2004 as mortgage refinancing activity slowed significantly from the high levels of 2003.

     NON-INTEREST EXPENSE

     Non-interest expense for 2004 was $37,605,000 compared with $31,992,000 for 2003, an increase of 17.5%. The Company's efficiency ratio for 2004 improved to 46.2% compared to 47.5% for 2003. Non-interest expense for the fourth quarter of 2004 was $9,845,000 compared with $8,855,000 for the fourth quarter of 2003, an increase of 11.2%. The Company's efficiency ratio for the fourth quarter of 2004 was 46.5% compared to 49.0% for the fourth quarter of 2003.
     A number of factors contributed to the Company's growth in non-interest expense in 2004, but the most significant was the Company's continued growth and expansion. During 2004 the Company continued to pursue its growth and de novo branching strategy, resulting in the addition of a record ten new banking offices.
     Even though the Company opened more banking offices in 2004 than ever before, including two new banking offices in the fourth quarter, the Company's efficiency ratio for 2004 was its best for any year as a public company.

     ASSET QUALITY, CHARGE-OFFS AND RESERVES

     Nonperforming loans and leases as a percent of total loans and leases were 0.57% at year-end 2004 compared to 0.47% as of year-end 2003. Nonperforming assets as a percent of total assets were 0.39% as of year-end 2004 compared to 0.36% as of year-end 2003. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases, was 0.76% at year-end 2004 compared to 0.77% at year-end 2003. The Company's net charge-off ratio for 2004 was 0.10% compared to 0.20% in 2003. Its annualized net charge-off ratio for the fourth quarter of 2004 was 0.09%, compared to 0.11% for the fourth quarter of 2003.
     The Company's ratios of nonperforming loans and leases, nonperforming assets and past due loans and leases increased by 30, 16, and 30 basis points, respectively, from September 30, 2004 to December 31, 2004. These increases were primarily attributable to the impact of one credit relationship totaling $2.7 million which became past due during the fourth quarter and was placed on non-accrual status at quarter end. The Company has substantial collateral securing this credit and believes its loss allowance allocated to this credit is adequate to cover any potential loss. Accordingly the Company does not expect this credit to have a material impact on future net income.
     The Company's allowance for loan and lease losses equaled $16.1 million at December 31, 2004, or 1.42% of total loans and leases, compared to $13.8 million, or 1.52% of total loans and leases, at December 31, 2003. The $2.3 million increase in the allowance for loan and lease losses over the past twelve months is a result of the growth in the Company's loan and lease portfolio. As of December 31, 2004, the Company's allowance for loan and lease losses equaled 248% of its total nonperforming loans and leases.

     GROWTH AND EXPANSION

     The Company continued its growth and de novo branching strategy in the quarter just ended adding two Arkansas banking offices. These included the Company's eighth Little Rock office and its first Sherwood office. In addition the Company opened a loan production office in Bentonville, Arkansas during the fourth quarter of 2004. During 2004 the Company has added a total of ten new banking offices.
     The Company expects to continue its growth and de novo branching strategy. During 2005, it expects to open between eight and eleven new banking offices, depending, among other factors, on the time required to obtain permits and approvals and to design, construct, equip and staff such offices. Opening new offices is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory and other approvals and many other conditions and contingencies that the Company cannot predict with certainty.

     CONFERENCE CALL

     Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Thursday, January 13, 2005. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for Bank of the Ozarks' conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 3192241. The telephone playback will be available through January 31, 2005, and the website recording of the call will be available for 12 months.

     GENERAL

     This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future including, among others, statements regarding the Company's expectations for future growth, expansion and opening of new offices, plans to continue its growth and de novo branching strategy, the expected effects on net interest margin of the purchase of bank owned life insurance and the increase in variable rate loans as a percentage of total loans, the expected effects of certain actions on interest rate risk, the adequacy of the Company's loan loss allowance for a credit placed on non-accrual status and the expected impact of such credit on future net income. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of securities, the ability to attract new deposits and loans, delays in identifying, acquiring and opening satisfactory sites, delays in or inability to obtain required regulatory approvals, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2003 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
     Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state chartered subsidiary bank that conducts banking operations through 48 offices in 27 communities throughout northern, western and central Arkansas, three Texas banking offices, and loan production offices in Bentonville, Arkansas and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.


                            Bank of the Ozarks, Inc.
                      Selected Consolidated Financial Data
                (Dollars in Thousands, Except Per Share Amounts)
                                    Unaudited

                                            Three Months Ended
                                               December 31,
                                     ---------------------------------
                                        2004        2003     % Change
                                     ----------- ----------- ---------
Income statement data:
-------------------------------------
 Net interest income                    $16,075     $13,469      19.3%
 Provision for loan and lease losses        500         970     (48.5)
 Non-interest income                      4,397       4,128       6.5
 Non-interest expense                     9,845       8,855      11.2
 Net income                               7,011       5,612      24.9

Common stock data:
-------------------------------------
 Net income per share - diluted           $0.42       $0.34      23.5%
 Net income per share - basic              0.43        0.35      22.9
 Cash dividends per share                  0.08       0.065      23.1
 Book value per share                      7.36        6.07      21.3
 Diluted shares outstanding
  (thousands)                            16,694      16,522
 End of period shares outstanding
  (thousands)                            16,494      16,233

Balance sheet data at period end:
-------------------------------------
 Total assets                        $1,726,840  $1,386,529      24.5%
 Total loans and leases               1,134,591     909,147      24.8
 Allowance for loan and lease losses     16,133      13,820      16.7
 Total investment securities            434,512     364,320      19.3
 Goodwill                                 5,243       4,935       6.2
 Other intangibles - net of
  amortization                            1,421       1,441      (1.4)
 Total deposits                       1,379,930   1,062,064      29.9
 Repurchase agreements with customers    33,223      29,898      11.1
 Other borrowings                       144,065     145,541      (1.0)
 Subordinated debentures                 44,331      46,651      (5.0)
 Stockholders' equity                   121,406      98,486      23.3
 Loan and lease to deposit ratio          82.22%      85.60%

Selected ratios:
-------------------------------------
 Return on average assets(a)               1.66%       1.65%
 Return on average stockholders'
  equity(a)                               23.58       23.47
 Average equity to total average
  assets                                   7.04        7.04
 Net interest margin - FTE(a)              4.34        4.45
 Overhead ratio(a)                         2.33        2.61
 Efficiency ratio                         46.50       48.99
 Allowance for loan and lease losses
  to total loans and leases                1.42        1.52
 Nonperforming loans and leases to
  total loans and leases                   0.57        0.47
 Nonperforming assets to total assets      0.39        0.36
 Net charge-offs to average loans and
  leases(a)                                0.09        0.11

Other information:
-------------------------------------
 Non-accrual loans and leases            $6,497      $4,235
 Accruing loans and leases - 90 days
  past due                                    -           -
 ORE and repossessions                      157         780

                                                Year Ended
                                               December 31,
                                     ---------------------------------
                                        2004        2003     % Change
                                     ----------- ----------- ---------
Income statement data:
-------------------------------------
 Net interest income                    $60,623     $48,768      24.3%
 Provision for loan and lease losses      3,330       3,865     (13.8)
 Non-interest income                     18,225      17,391       4.8
 Non-interest expense                    37,605      31,992      17.5
 Net income                              25,883      20,201      28.1

Common stock data:
-------------------------------------
 Net income per share - diluted           $1.56       $1.24      25.8%
 Net income per share - basic              1.58        1.27      24.4
 Cash dividends per share                  0.30        0.23      30.4
 Book value per share                      7.36        6.07      21.3
 Diluted shares outstanding
  (thousands)                            16,635      16,287
 End of period shares outstanding
  (thousands)                            16,494      16,233

Balance sheet data at period end:
-------------------------------------
 Total assets                        $1,726,840  $1,386,529      24.5%
 Total loans and leases               1,134,591     909,147      24.8
 Allowance for loan and lease losses     16,133      13,820      16.7
 Total investment securities            434,512     364,320      19.3
 Goodwill                                 5,243       4,935       6.2
 Other intangibles - net of
  amortization                            1,421       1,441      (1.4)
 Total deposits                       1,379,930   1,062,064      29.9
 Repurchase agreements with customers    33,223      29,898      11.1
 Other borrowings                       144,065     145,541      (1.0)
 Subordinated debentures                 44,331      46,651      (5.0)
 Stockholders' equity                   121,406      98,486      23.3
 Loan and lease to deposit ratio          82.22%      85.60%

Selected ratios:
-------------------------------------
 Return on average assets                  1.67%       1.69%
 Return on average stockholders'
  equity                                  23.87       23.63
 Average equity to total average
  assets                                   7.01        7.14
 Net interest margin - FTE                 4.43        4.52
 Overhead ratio                            2.43        2.67
 Efficiency ratio                         46.23       47.51
 Allowance for loan and lease losses
  to total loans and leases                1.42        1.52
 Nonperforming loans and leases to
  total loans and leases                   0.57        0.47
 Nonperforming assets to total assets      0.39        0.36
 Net charge-offs to average loans and
  leases                                   0.10        0.20

Other information:
-------------------------------------
 Non-accrual loans and leases            $6,497      $4,235
 Accruing loans and leases - 90 days
  past due                                    -           -
 ORE and repossessions                      157         780

(a)   Ratios annualized based on actual days
Note: All data adjusted to comply to FASB Interpretation No. 46


                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                  3/31/03  6/30/03  9/30/03  12/31/03
                                  -------- -------- -------- ---------
Earnings Summary:
---------------------------------
 Net interest income              $10,866  $11,775  $12,658   $13,469
 Federal tax (FTE) adjustment         180      207      312       479
                                  -------- -------- -------- ---------
 Net interest income (FTE)         11,046   11,982   12,970    13,948
 Loan and lease loss provision       (750)  (1,095)  (1,050)     (970)
 Non-interest income                3,534    4,582    5,147     4,128
 Non-interest expense              (6,754)  (7,754)  (8,629)   (8,855)
                                  -------- -------- -------- ---------
 Pretax income (FTE)                7,076    7,715    8,438     8,251
 FTE adjustment                      (180)    (207)    (312)     (479)
 Provision for taxes               (2,421)  (2,668)  (2,852)   (2,160)
                                  -------- -------- -------- ---------
   Net income                      $4,475   $4,840   $5,274    $5,612
                                  ======== ======== ======== =========

 Earnings per share - diluted(a)    $0.28    $0.30    $0.32     $0.34

Non-interest Income:
---------------------------------
 Trust income                        $237     $312     $493      $523
 Service charges on deposit
  accounts                          1,674    1,981    2,043     2,063
 Mortgage lending income            1,042    1,626    1,958       922
 Gain (loss) on sales of assets        11       (8)       8         8
 Security gains (losses)                -       97       36        11
 Bank owned life insurance income     284      291      299       258
 Other                                286      283      310       343
                                  -------- -------- -------- ---------
   Total non-interest income       $3,534   $4,582   $5,147    $4,128

Non-interest Expense:
---------------------------------
 Salaries and employee benefits    $4,068   $4,511   $5,186    $4,647
 Net occupancy expense                994    1,095    1,179     1,152
 Write-off of deferred debt costs       -        -        -         -
 Other operating expenses           1,654    2,105    2,202     2,994
 Amortization of intangibles           38       43       62        62
                                  -------- -------- -------- ---------
   Total non-interest expense      $6,754   $7,754   $8,629    $8,855

Allowance for Loan and Lease
---------------------------------
 Losses:
 ------
 Balance beginning of period      $10,936  $11,124  $12,579   $13,100
 Allowance added in bank
  acquisition                           -      660        -         -
 Net charge-offs                     (562)    (300)    (529)     (250)
 Loan and lease loss provision        750    1,095    1,050       970
                                  -------- -------- -------- ---------
   Balance at end of period       $11,124  $12,579  $13,100   $13,820

Selected Ratios:
---------------------------------
 Net interest margin - FTE(b)        4.63%    4.54%    4.48%     4.45%
 Overhead expense ratio(b)           2.61     2.71     2.75      2.61
 Efficiency ratio                   46.32    46.81    47.63     48.99
 Nonperforming loans and leases/
  total loans and leases             0.27     0.53     0.50      0.47
 Nonperforming assets/total
  assets                             0.21     0.42     0.41      0.36
 Loans and leases past due 30
  days or more, including past
  due non-accrual loans and
  leases, to total loans and
  leases                             0.77     0.76     0.64      0.77


                                  3/31/04  6/30/04  9/30/04  12/31/04
                                  -------- -------- -------- ---------
Earnings Summary:
---------------------------------
 Net interest income              $13,919  $14,721  $15,908   $16,075
 Federal tax (FTE) adjustment         591      582      625       702
                                  -------- -------- -------- ---------
 Net interest income (FTE)         14,510   15,303   16,533    16,777
 Loan and lease loss provision       (745)  (1,045)  (1,040)     (500)
 Non-interest income                3,993    5,204    4,631     4,397
 Non-interest expense              (8,384)  (9,610)  (9,766)   (9,845)
                                  -------- ----------------- ---------
 Pretax income (FTE)                9,374    9,852   10,358    10,829
 FTE adjustment                      (591)    (582)    (625)     (702)
 Provision for taxes               (2,818)  (3,010)  (3,086)   (3,116)
                                  -------- -------- -------- ---------
   Net income                      $5,965   $6,260   $6,647    $7,011
                                  ======== ======== ======== =========

 Earnings per share - diluted(a)    $0.36    $0.38    $0.40     $0.42

Non-interest Income:
---------------------------------
 Trust income                        $301     $358     $390      $427
 Service charges on deposit
  accounts                          2,107    2,441    2,520     2,411
 Mortgage lending income              815      985      863       629
 Gain (loss) on sales of assets       100       20      108        13
 Security gains (losses)                -      752       22         -
 Bank owned life insurance income     253      254      258       448
 Other                                417      394      470       469
                                  -------- -------- -------- ---------
   Total non-interest income       $3,993   $5,204   $4,631    $4,397

Non-interest Expense:
---------------------------------
 Salaries and employee benefits    $4,851   $4,973   $5,526    $5,316
 Net occupancy expense              1,213    1,254    1,286     1,436
 Write-off of deferred debt costs       -      852        -         -
 Other operating expenses           2,258    2,466    2,889     3,027
 Amortization of intangibles           62       65       65        66
                                  -------- -------- ------------------
   Total non-interest expense      $8,384   $9,610   $9,766    $9,845

Allowance for Loan and Lease
---------------------------------
 Losses:
 ------
 Balance beginning of period      $13,820  $14,460  $15,113   $15,888
 Allowance added in bank
  acquisition                           -        -        -         -
 Net charge-offs                     (105)    (392)    (265)     (255)
 Loan and lease loss provision        745    1,045    1,040       500
                                  -------- -------- ------------------
   Balance at end of period       $14,460  $15,113  $15,888   $16,133

Selected Ratios:
---------------------------------
 Net interest margin - FTE(b)        4.48%    4.43%    4.47%     4.34%
 Overhead expense ratio(b)           2.39     2.57     2.44      2.33
 Efficiency ratio                   45.31    46.86    46.14     46.50
 Nonperforming loans and leases/
  total loans and leases             0.36     0.25     0.27      0.57
 Nonperforming assets/total
  assets                             0.28     0.21     0.23      0.39
 Loans and leases past due 30
  days or more, including past
  due non-accrual loans and
  leases, to total loans and
  leases                             0.46     0.44     0.46      0.76

(a)   Adjusted to give effect to 2-for-1 stock split effective
       December 10, 2003
(b)   Annualized
Note: All data adjusted to comply to FASB Interpretation No. 46


                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited

                                                  Quarter Ended
                                                December 31, 2004
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
   ASSETS
Earnings assets:
 Interest bearing deposits and federal
  funds sold                               $      470  $     5   4.27%
 Investment securities:
  Taxable                                     322,753    4,216   5.20
  Tax-exempt - FTE                            111,895    1,940   6.90
 Loans and leases - FTE                     1,103,105   17,963   6.48
                                           -----------  -------
    Total earnings assets                   1,538,223   24,124   6.24
Non-earning assets                            142,218
                                           -----------
    Total assets                           $1,680,441
                                           ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction $  446,414  $ 1,271   1.13%
  Time deposits of $100,000 or more           476,104    2,583   2.16
  Other time deposits                         270,627    1,437   2.11
                                           -----------  -------
    Total interest bearing deposits         1,193,145    5,291   1.76
 Repurchase agreements with customers          42,093      145   1.37
 Other borrowings                             151,797    1,374   3.60
 Subordinated debentures                       44,331      537   4.82
                                           -----------  -------
    Total interest bearing liabilities      1,431,366    7,347   2.04
Non-interest bearing liabilities:
 Non-interest bearing deposits                125,525
 Other non-interest bearing liabilities         5,279
                                           -----------
    Total liabilities                       1,562,170
Stockholders' equity                          118,271
                                           -----------
    Total liabilities and stockholders'
     equity                                $1,680,441
                                           ===========
Interest rate spread - FTE                                       4.20%

                                                       --------
Net interest income - FTE                              $16,777
                                                       ========
Net interest margin - FTE                                        4.34%


                                                   Year  Ended
                                                December 31, 2004
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
   ASSETS
Earnings assets:
 Interest bearing deposits and federal
  funds sold                               $      434  $    19   4.30%
 Investment securities:
  Taxable                                     310,569   15,566   5.01
  Tax-exempt - FTE                             98,408    6,904   7.02
 Loans and leases - FTE                     1,015,835   65,242   6.42
                                           ----------- --------
    Total earnings assets                   1,425,246   87,731   6.16
Non-earning assets                            121,938
                                           -----------
    Total assets                           $1,547,184
                                           ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction $  420,325  $ 4,232   1.01%
  Time deposits of $100,000 or more           411,865    7,757   1.88
  Other time deposits                         245,935    4,807   1.95
                                           ----------- --------
    Total interest bearing deposits         1,078,125   16,796   1.56
 Repurchase agreements with customers          37,116      446   1.20
 Other borrowings                             159,510    5,134   3.22
 Subordinated debentures                       41,099    2,232   5.43
                                           ----------- --------
    Total interest bearing liabilities      1,315,850   24,608   1.87
Non-interest bearing liabilities:
 Non-interest bearing deposits                118,798
 Other non-interest bearing liabilities         4,117
                                           -----------
    Total liabilities                       1,438,765
Stockholders' equity                          108,419
                                           -----------
    Total liabilities and stockholders'
     equity                                $1,547,184
                                           ===========
Interest rate spread - FTE                                       4.29%

                                                       --------
Net interest income - FTE                              $63,123
                                                       ========
Net interest margin - FTE                                        4.43%


     CONTACT: Bank of the Ozarks, Inc.
              Susan Blair, 501-978-2217
              www.bankozarks.com